                                                                   EXHIBIT 23.01



                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference therein of our report dated March 30, 2000, with respect to the consolidated financial statements and schedule of RMI.NET, Inc. as of December 31, 1999 and 1998 and for each of the two years in the period ended December 31, 1999, included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission, in the Registration Statement (Amendment No. 1 to Form S-4) of RMI.NET, Inc. and the Joint Proxy/Prospectus of RMI.NET, Inc. and Internet Communications Corporation for the registration of shares of its common stock and warrants.




                                             /s/ ERNST & YOUNG LLP


Denver, Colorado
October 23, 2000